AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of October 19, 2016, by and between Capital Bank Financial Corp., a Delaware corporation (the “Company”), and R. Eugene Taylor (the “Executive”).
WHEREAS, the Company and the Executive are parties to that certain Agreement, dated as of December 22, 2009 (the “Prior Agreement”);
WHEREAS, the Company is desirous of continuing to employ the Executive in an executive capacity on the terms and conditions, and for the consideration, hereinafter set forth, and the Executive is desirous of being employed by the Company on such terms and conditions and for such consideration; and
WHEREAS, the Company and the Executive desire to amend and restate the Prior Agreement in its entirety.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, it is hereby covenanted and agreed by the Executive and the Company as follows:
1.Effective Date. This Agreement shall become binding and enforceable when accepted by the Executive in the manner set forth for acceptance below, and the provisions of this Agreement shall become effective as of the date first written above (the “Effective Date”).
2.    Employment Period. The initial term (the “Initial Employment Period”) of the Executive’s employment under this Agreement will commence on the Effective Date and end on December 31, 2017, unless terminated earlier pursuant to Section 5 of this Agreement; provided, however, that as of the expiration of the Initial Employment Period and each anniversary thereof (each, an “Extension Date”), the term of this Agreement shall be extended for 12 months, unless either party gives at least 90 days’ written notice prior to such Extension Date of its intention not to further extend the Employment Period (as defined below); and provided, further, that upon the occurrence of a Change in Control (as defined in Exhibit A hereto), the then-current Employment Period shall automatically be extended to the date that is two years from the date of the consummation of the Change in Control (subject to renewal thereafter as set forth above), unless earlier terminated pursuant to Section 5 of this Agreement (the Initial Employment Period and each subsequent extension, including upon a Change in Control, shall constitute the “Employment Period”).
3.    Position and Duties.
(a)    During the Employment Period, the Executive shall (i) serve as the Chief Executive Officer of the Company, with such authority, power, duties and responsibilities as are commensurate with such position and as are customarily exercised by a person holding such position in a company of the size and nature of the Company, (ii) report directly to the Board of Directors of the Company (the “Board”, which following a Change in Control shall refer to the board of directors of the ultimate parent corporation of the Company), and (iii) continue to serve as a member and Chairman of the Board and thereafter be nominated to serve on the Board and continue to serve as Chairman of the Board for so long as he is elected to serve on the Board.
(b)    The Executive, during the Employment Period, shall devote his full business time, energies and talents to serving in the positions described in Section 3(a) of this Agreement and he shall perform his duties faithfully and efficiently subject to the directions of the Board. Notwithstanding the foregoing, nothing herein shall preclude the Executive (i) from participating in or serving on the board of directors or similar governing body of charitable, religious, social or educational organizations or (ii) from participating or serving on the board of directors or similar governing body of up to two public companies, provided that such company is not a competitor of the Company and such participation does not reflect negatively on the Company and that the Executive provides the Company with advance written notice of such participation; and provided, further, that in the case of the Executive’s board participation pursuant to either clause (i) or (ii) above, the Board determines in its good faith discretion that such participation or service does not unreasonably interfere, individually or in the aggregate, with the Executive’s performance of his obligations to the Company.
4.    Compensation. Subject to the terms of this Agreement, during the Employment Period, while the Executive is employed by the Company, the Company shall compensate the Executive for his services as follows:
(a)    Base Salary. The Executive shall receive an annual base salary (“Annual Base Salary”) of no less than $700,000. The Executive’s Annual Base Salary shall be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”) pursuant to its normal performance review policies for senior executives and may be increased but not decreased. The term “Annual Base Salary” as utilized in this Agreement shall refer to Annual Base Salary as in effect from time to time. Such Annual Base Salary shall be payable in monthly or more frequent installments in accordance with the Company’s payroll policies.
(b)    Annual Incentive Payment. With respect to each fiscal year or portion of a fiscal year of the Company ending during the Employment Period, the Executive shall be eligible to receive an annual incentive payment (the “Incentive Payment”) as determined by the Compensation Committee in its discretion and, if applicable, in accordance with the terms of any applicable incentive plan of the Company and subject to the achievement of any performance goals established by the Compensation Committee with respect to such fiscal year. The Executive’s target Incentive Payment opportunity under the incentive plan applicable to the Executive for each fiscal year during the Employment Period shall be 100% of his Annual Base Salary (the “Target Incentive Payment”). Such target incentive percentage may be increased but not decreased in the sole discretion of the Company. Any earned Incentive Payment shall be paid to the Executive pursuant to the terms of the applicable incentive plan; provided, however, that any such Incentive Payment for a fiscal year shall be paid to the Executive no later than the 15th day of the third month following the close of such fiscal year, unless the Company or the Executive shall elect to defer the receipt of such Incentive Payment pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
(c)    Equity Compensation. With respect to each fiscal year or portion of a fiscal year of the Company ending during the Employment Period, the Executive will be eligible to be considered for annual equity grants in the sole discretion of the Compensation Committee.
(d)    Employee Benefits, Fringe Benefits and Perquisites. During the Employment Period, the Executive shall be provided with employee benefits, fringe benefits and perquisites on a basis no less favorable than such benefits and perquisites (i) are provided by the Company from time to time to the Company’s other senior executives and (ii) are provided by the Company from time to time to the senior executives of companies acquired by the Company after the acquisition of such companies, provided, however, that any benefits or perquisites provided by the Company to such senior executives in accordance with any agreement entered into by the Company in connection with any such acquisition that preserves the rights of senior executives to continue to receive benefits and perquisites as received immediately prior to the acquisition shall not be taken into account for the purposes of this Section Error! Reference source not found..
(e)    Expense Reimbursement. During the Employment Period, the Company will reimburse the Executive for all reasonable expenses incurred by him in the performance of his duties in accordance with the Company’s policies applicable to senior executives and in accordance with the requirements of Section 8(a)(ii) of this Agreement.
(f)    Stock Ownership Requirement. During the Employment Period, the Executive shall be subject to the Company’s stock ownership policy in accordance with the guidelines as established by the Compensation Committee.
(g)    D&O Insurance. The Executive shall be covered by any directors’ and officers’ insurance that the Company shall have in effect from time to time to the same extent as the other directors and officers of the Company are covered by such insurance.
5.    Termination of Employment.
(a)    Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Executive incurs a Disability (as defined below) during the Employment Period, the Company may provide the Executive with written notice in accordance with Section 12(g) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”); provided that, within 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform the Executive’s duties with the Company on a full-time basis as a result of incapacity due to mental or physical illness, which inability exists for 180 days during any consecutive 12-month period, as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.
(b)    Cause. The Company may terminate the Executive’s employment during the Employment Period either with or without Cause. For purposes of this Agreement, “Cause” shall mean:
(i)    willful misconduct or willful neglect by the Executive in the performance of his duties to the Company;
(ii)    the Executive’s willful failure to adhere materially to the clear directions of the Board or to adhere materially to the Company’s material written policies;
(iii)    the Executive’s conviction of or formal admission to or plea of guilty or nolo contendere to a charge of commission of a felony; or
(iv)    the Executive’s willful breach of any of the material terms and conditions of this Agreement.
For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. To invoke a termination with Cause, the Company shall provide written notice to the Executive of the existence of one or more of the conditions described in clauses (i) through (iv) within 30 days following the Board’s actual knowledge of the existence of such condition or conditions, specifying in reasonable detail the conditions constituting Cause, and the Executive shall have 30 days following receipt of such written notice (the “Executive Cure Period”) during which it may remedy the condition if such condition is reasonably subject to cure. In addition, in the case of a termination of the Executive’s employment with Cause other than as described in clause (iii) above, the cessation of employment of the Executive shall not be deemed to be with Cause, unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board other than the Executive at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in clauses (i), (ii) or (iv) above, and specifying the particulars thereof in detail.
(c)    Good Reason. The Executive’s employment may be terminated by the Executive during the Employment Period with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean, in the absence of the written consent of the Executive:
(i)    a material diminution in the Executive’s Annual Base Salary or Target Incentive Payment during the Employment Period;
(ii)    a material diminution in the position, authority, duties or responsibilities of the Executive from those described in Section 3(a) of this Agreement; provided that, following a Change in Control, this clause (ii) shall relate to the Executive’s position(s), authority, duties and responsibilities as in effect immediately prior to the Change in Control;
(iii)    a requirement that the Executive report to a corporate officer or employee of the Company instead of reporting directly to the Board (or if the Company has a parent corporation, a requirement that the Executive report to any individual or entity other than the board of the ultimate parent corporation of the Company);
(iv)    any material failure by the Company to comply with the material terms of Section 4 of this Agreement during the Employment Period;
(v)    any relocation of the Executive’s principal place of business to a location more than 30 miles from the Executive’s principal place of business prior to such relocation; or
(vi)    any other material breach of this Agreement by the Company.
To invoke a termination with Good Reason, the Executive shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (v) within 30 days following the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have 30 days following receipt of such written notice (the “Company Cure Period”) during which it may remedy the condition if such condition is reasonably subject to cure. If the Company fails to remedy the condition constituting Good Reason during the applicable Company Cure Period, the Executive’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within 60 days following such Company Cure Period for such termination as a result of such condition to constitute a termination with Good Reason. Notwithstanding anything to the contrary in this Agreement, a temporary suspension of the Executive’s duties, authorities, employment or other roles hereunder not in excess of 90 days by the Board based upon the Board’s good faith judgment that such suspension is warranted pending investigation of any material allegations relating to the conduct of the Executive or the conduct of the Company that may implicate the Executive shall not give rise to Good Reason.
(d)    Notice of Termination. Any termination by the Company with Cause, or by the Executive with Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(g) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice or 30 days after the end of the Company Cure Period, if applicable, in the case of a termination by the Executive with Good Reason). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
(e)    Date of Termination. For purposes of this Agreement, “Date of Termination” means (i) if the Executive’s employment is terminated by the Company without Cause, or by the Executive without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Executive with Good Reason, a date that is no later than 30 days after the Company Cure Period, if applicable, (iii) if the Executive’s employment is terminated by the Company with Cause, the Date of Termination shall be the date on which the Company notifies the Executive of such termination (which shall not be until after the expiration of the Executive Cure Period); and (iv) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.
6.    Obligations of the Company upon Termination of Employment.
(a)    Resignation by the Executive with Good Reason, Termination Due to Death or Disability or Termination by the Company without Cause. If, during the Employment Period, the Executive’s employment is terminated (i) by the Executive with Good Reason, (ii) by the Company due to Disability, (iii) by the Company without Cause, or (iv) by reason of the Executive’s death and, except in the case of clause (iv) and with respect to the payment of Accrued Obligations and Other Benefits (as such terms are defined below), the Executive shall have executed and delivered to the Company within 30 days of the Date of Termination a release of claims against the Company and its affiliates substantially in the form attached as Exhibit B and not revoked such release, the Company shall pay to the Executive within 40 days after the Date of Termination (except as otherwise required by law or provided below) or provide, as applicable, the following:
(A)    A lump sum cash payment consisting of: (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid; (2) any annual Incentive Payment earned by the Executive for a prior award period, but not yet paid to the Executive (other than any portion of such annual Incentive Payment that was previously deferred, which portion shall instead be paid in accordance with the applicable deferral arrangement and any election thereunder); (3) any accrued vacation or paid time off to the extent not theretofore paid; and (4) any unreimbursed business expenses incurred prior to the Date of Termination (the sum of the amounts described in clauses (1), (2), (3), and (4) shall be hereinafter referred to as the “Accrued Obligations”);
(B)    A lump sum cash payment equal to the product of (1) 2.0 (or, if such termination of employment occurs within two years following a Change in Control, 2.99) multiplied by (2) the sum of the Executive’s Annual Base Salary in effect immediately prior to such termination of employment and the Target Incentive Payment (whether payable in cash or equity) for the year of termination of employment (or, if higher, or if no Target Incentive Payment has been established for such year, the Incentive Payment paid or payable to the Executive in respect of the completed fiscal year of the Company immediately prior to the Date of Termination);
(C)    To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company and its affiliates through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”); and
(D)    The Company shall provide the Executive and the Executive’s dependents with continued coverage under any health, medical, dental, vision or life insurance program or policy in which the Executive was eligible to participate as of the time of the Executive’s employment termination, for 18 months (or, if such termination of employment occurs within two years following a Change in Control, 36 months) following such termination on terms no less favorable to the Executive and the Executive’s dependents (including with respect to payment for the costs thereof) than those in effect for employees generally, which coverage shall become secondary to any coverage provided to the Executive by a subsequent employer and to any Medicare coverage for which the Executive becomes eligible.
(b)    Termination by the Company with Cause; Resignation by the Executive without Good Reason. If, during the Employment Period, the Executive’s employment is terminated by the Company with Cause or by the Executive without Good Reason, this Agreement shall terminate without further obligations to the Executive, other than the obligation to pay or provide (i) the Accrued Obligations (paid as set forth in Section 6(a)(A) of this Agreement) and (ii) the Other Benefits (paid in accordance with the provisions of the applicable plans).
(c)    Effect of Termination on Other Positions. If, on the Date of Termination, the Executive is a member of the Board or the board of directors of any of the Company’s subsidiaries, or holds any other position with the Company or its subsidiaries, the Executive shall be deemed to have resigned from all such positions as of the Date of Termination. The Executive agrees to execute such documents and take such other actions as the Company may request to reflect such resignation.
(d)    Full Settlement; Legal Fees Following a Change in Control. The payments and benefits provided under this Section 6 (including, without limitation, the Other Benefits) shall be in full satisfaction of the Company’s obligations to the Executive upon his termination of employment, notwithstanding the remaining length of the Employment Period, and in no event shall the Executive be entitled to severance benefits (or other damages in respect of a termination of employment or claim for breach of this Agreement) beyond those specified in this Section 6. The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive), at any time from the occurrence of a Change in Control through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Change in Control) to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive, or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code based on the rate in effect for the month in which such legal fees and expenses were incurred.
(e)    Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliates and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or any of its affiliates. Without limiting the generality of the foregoing, the Executive’s resignation under this Agreement with or without Good Reason shall in no way affect the Executive’s ability to terminate employment by reason of the Executive’s “retirement” under, or to be eligible to receive benefits under, any compensation and benefits plans, programs or arrangements of the Company or any of its affiliates, including, without limitation, any retirement or pension plans or arrangements or substitute plans adopted by the Company or any of its affiliates or their respective successors, and any termination that otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan.
7.    No Mitigation; No Offset. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.
8.    Section 409A; Forfeiture.
(a)    Section 409A.
(i)    General. It is intended that this Agreement shall comply with the provisions of Section 409A of the Code and the Treasury regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. To the extent required to avoid taxes and penalties under Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement shall be made upon a “separation from service” under Section 409A of the Code.
(ii)    In-Kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (1) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (2) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (3) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(iii)    Delay of Payments. Notwithstanding anything to the contrary in this Agreement, to the extent required to avoid taxes and penalties under Section 409A of the Code, if the Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to the Executive under this Agreement during the six-month period following his separation from service (as determined in accordance with Section 409A of the Code) on account of his separation from service shall be accumulated and paid to the Executive on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”). The Executive shall be entitled to interest on any delayed cash payments from the date of termination to the Delayed Payment Date at a rate equal to the applicable federal short-term rate in effect under Section 1274(d) of the Code for the month in which the Executive’s separation from service occurs. If the Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 days after the date of the Executive’s death.
(b)    Forfeiture. Notwithstanding anything to the contrary in this Agreement:
(i)    If the Company is required to prepare an accounting restatement due to material noncompliance of the Company as a result of misconduct, with any financial reporting requirement under the federal securities laws, the Executive shall reimburse the Company for all amounts received under any incentive compensation plans from the Company during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement, and any profits realized from the sale of securities of the Company during that 12-month period, unless the application of this provision has been exempted by the Securities and Exchange Commission;
(ii)    If the Compensation Committee shall determine that the Executive has engaged in a serious breach of conduct that would constitute Cause under this Agreement, the Compensation Committee may terminate any equity compensation award or require the Executive to repay any gain realized on the exercise of an award in accordance with the terms such award or the equity compensation plan governing such award;
(iii)    If the Executive is found guilty of material misconduct by any judicial or administrative authority in connection with any (A) formal investigation by the Securities and Exchange Commission or (B) other federal or state regulatory investigation, the Compensation Committee may require the repayment of any gain realized on the exercise of an award under any equity compensation plan without regard to the timing of the determination of misconduct in relation to the timing of the exercise of the award; and
(iv)    The parties agree that any compensation under this Agreement shall also be subject to clawback/forfeiture provisions required by any law applicable to the Company, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and/or any applicable regulations.
9.    Treatment of Certain Payments.
(a)    Anything in this Agreement to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject the Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Agreement Payments shall be so reduced only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced, the Executive shall receive all Agreement Payments to which the Executive is entitled hereunder.
(b)    If the Accounting Firm determines that aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 9 shall be binding upon the Company and the Executive and shall be made as soon as reasonably practicable and in no event later than 15 days following the Date of Termination. For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) cash payments that do not constitute deferred compensation within the meaning of Section 409A of the Code, and (ii) cash payments that do constitute deferred compensation, in each case, beginning with payments or benefits that are to be paid the furthest in time from the Accounting Firm’s determination. All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company. For purposes of all present value determinations required to be made under this Section 9, the Company and the Executive elect to use the applicable federal rate that is in effect on the Effective Date pursuant to Treasury Regulations § 1-280G, Q&A-32.
(c)    To the extent requested by the Executive, the Company shall cooperate with the Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Executive (including, without limitation, the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.
(d)    The following terms shall have the following meanings for purposes of this Section 9:
(i)    “Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change in Control for purposes of making the applicable determinations hereunder and is reasonably acceptable to the Executive, which firm shall not, without the Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control.
(ii)    “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws that applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Executive in the relevant tax year(s).
(iii)    “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.
(iv)    “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.
(v)    “Safe Harbor Amount” shall mean 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.
(e)    The provisions of this Section 9 shall survive the expiration of this Agreement.
10.    Restrictive Covenants.
(a)    Return of Company Property. Upon his termination of employment for any reason, the Executive shall promptly return to the Company any keys, credit cards, passes, confidential documents or material, or other property belonging to the Company, and the Executive shall also return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing confidential information or relating to the business or proposed business of the Company or its affiliates or containing any trade secrets relating to the Company or its affiliates, in each case, in the Executive’s possession, except for any personal diaries, calendars, rolodexes or personal notes or correspondence. For purposes of the preceding sentence, the term “trade secrets” shall have the meaning ascribed to it under the Uniform Trade Secrets Act. The Executive agrees to represent in writing to the Company upon termination of employment that he has complied with the foregoing provisions of this Section 10(a).
(b)    Mutual Nondisparagement. The Executive and the Company each agree that, following the Executive’s termination of employment, neither the Executive, nor the Company will make any public statements that materially disparage the other party. The Company shall not be liable for any breach of its obligations under this Section 10(b) if it informs its directors and executive officers, as such term is defined in Rule 3b-7 promulgated under the Exchange Act (as defined in Exhibit A hereto), of the content of its covenant hereunder and takes reasonable measures to ensure that such individuals honor the Company’s agreement. Notwithstanding the foregoing, nothing in this Section 10(b) shall prohibit any person from making truthful statements when required by order of a court or other governmental or regulatory body having jurisdiction or to enforce any legal right, including, without limitation, the terms of this Agreement.
(c)    Confidential Information. The Executive agrees that, during his employment with the Company and at all times thereafter, he shall hold for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliates, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or during his consultation with the Company after his termination of employment, and which is not public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). Except in the good faith performance of his duties for the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.
(d)    Nonsolicitation. The Executive agrees that, while he is employed by the Company and during the one-year period following his termination of employment with the Company (the “Restricted Period”), the Executive shall not, directly or indirectly, (i) solicit any individual who is, on the Date of Termination (or was, during the six-month period prior to the Date of Termination), employed by the Company or its affiliates to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company or its affiliates or (ii) induce or attempt to induce any customer or investor (in each case, whether former, current or prospective), supplier, licensee or other business relation of the Company or any of its affiliates to cease doing business with the Company or such affiliate, or in any way interfere with the relationship between any such customer, investor, supplier, licensee or business relation, on the one hand, and the Company or any of its affiliates, on the other hand.
(e)    Noncompetition. The Executive agrees that, during the Restricted Period, he will not engage in Competition (as defined below). The Executive shall be deemed to be engaging in “Competition” if he, directly or indirectly, anywhere in the continental United States in which the Company conducts business or has plans to conduct business, owns, manages, operates, controls or participates in the ownership, management, operation or control of or is connected as an officer, employee, partner, director, consultant or otherwise with, or has any financial interest in, any business (whether through a corporation or other entity) engaged in the commercial banking business or in any other financial services business that is competitive with any portion of the business conducted by the Company or any of its affiliates. Ownership for personal investment purposes only of less than 2% of the voting stock of any publicly held corporation shall not constitute a violation hereof. Notwithstanding the foregoing, the restriction above shall not prohibit the Executive from entering into employment with, or providing services to, any subsidiary, division, affiliate or unit of an entity (a “Related Unit”) if that Related Unit does not engage in business that is in Competition with the Company, irrespective of whether some other Related Unit of that entity is in Competition with the Company (as long as the Executive does not engage in or assist in the activities of any Related Unit that is in Competition with the Company).
(f)    Equitable Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of Section 10(b), 10(c), 10(d), or 10(e) and he agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, on meeting the standards required by law, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of Section 10(b), 10(c), 10(d), or 10(e). If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.
(g)    Severability; Blue Pencil. The Executive acknowledges and agrees that he has had the opportunity to seek advice of counsel in connection with this Agreement and the restrictive covenants contained herein are reasonable in geographical scope temporal duration and in all other respects. If it is determined that any provision of this Section 10 is invalid or unenforceable, the remainder of the provisions of this Section 10 shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court or other decision-maker of competent jurisdiction determines that any of the covenants in this Section 10 is unenforceable because of the duration or geographic scope of such provision, then after such determination becomes final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable, and in its reduced form, such provision shall be enforced. Notwithstanding any provision of this Agreement to the contrary, the covenants set forth in this Section 10 are not intended to, and shall be interpreted in a manner that does not, limit or restrict the Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Exchange Act).
11.    Successors.
(a)    This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs or legatees. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(b)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to satisfy all of the obligations under this Agreement in the same manner and to the same extent that the Company would be required to satisfy such obligations if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.
12.    Miscellaneous.
(a)    Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives; provided, however, that, notwithstanding the foregoing, the Company may amend or modify this Agreement if it determines in good faith that it is necessary to do so in order to comply with applicable legal and/or regulatory requirements or guidance, including, without limitation, the final Guidance on Sound Incentive Compensation Policies issued on June 21, 2010 by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision and Section 956 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or in the formal and conclusive interpretation thereof by any regulator or agency of competent jurisdiction (it being understood that any such amendment will not decrease in any material manner the economic value of the incentive compensation opportunities currently provided for in this Agreement).
(b)    Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(c)    Applicable Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of New York, without regard to the conflict of law provisions of any state.
(d)    Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 10 of this Agreement) that is not resolved by the Executive and the Company shall be submitted to arbitration in New York, New York in accordance with New York law and the procedures of the American Arbitration Association. The determination of the arbitrator shall be conclusive and binding on the Company and the Executive and judgment may be entered on the arbitrator(s)’ awards in any court having competent jurisdiction.
(e)    Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).
(f)    Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.
(g)    Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):
to the Company (through its agent of service):
Capital Bank Financial Corp.
4725 Piedmont Row Drive, Suite 110
Charlotte, North Carolina 28210
Facsimile: (704) 554-6909
Attention: General Counsel
or to the Executive:
At the address last on the records of the Company
Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt. Such notices, demands, claims and other communications shall be deemed given in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; or in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.
(h)    Survivorship. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.
(i)    Entire Agreement. From and after the Effective Date, this Agreement shall supersede any other employment agreement or understanding between the parties with respect to the subject matter hereof (including, without limitation, the Prior Agreement). The obligations under this Agreement are enforceable solely against the Company and its successors and assigns.
(j)    Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
[Signature Page Follows]
IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.
CAPITAL BANK FINANCIAL CORP.

By: _____________________________________
Name:
Title:

EXECUTIVE

________________________________________
R. Eugene Taylor

EXHIBIT A
CERTAIN DEFINITIONS
For purposes of this Agreement, the following terms have the meanings set forth below:
“Change in Control” means:
(a)    the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”), or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company, (B) any acquisition directly from the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates, or (D) any acquisition pursuant to a transaction that complies with clauses (i), (ii), and (iii) of subsection (c) below;
(b)    individuals who, on the date hereof, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination), shall be an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board;
(c)    the consummation of a reorganization, merger, statutory share exchange, or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 40% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least two-thirds of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(d)    approval by the stockholders of the Company of a complete dissolution or liquidation of the Company.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Person” means any individual, entity, or group (within the meaning given in Sections 13(d)(3) and 14(d)(2) of the Exchange Act).

[COMPANY LETTERHEAD]
[First Name Last Name
Street Address
City, State, Zip]
[DATE]
Dear [EMPLOYEE]:
This Agreement (this “Agreement”) is made as of the date listed below, by and between Capital Bank Financial Corp. (the “Company”) and R. Eugene Taylor (“Employee”) regarding Employee’s cessation of employment with the Company.
Upon execution, this Agreement shall constitute a binding General Release. We advise that if you have any questions regarding your rights and the General Release contained in this Agreement, you should consult an attorney prior to executing this document. If you agree to the terms of this Agreement, you should sign this Agreement and return it to the individual listed below on or after the Termination Date (as defined below) but no later than 21 days from the date of this Agreement.
[ADDRESS
CITY, STATE ZIP
ATTENTION:            ]
Employee’s employment will cease on [DATE] (the “Termination Date”). In accordance with the terms of Employee’s employment agreement with the Company, dated [DATE] (the “Employment Agreement”), Employee will receive the severance benefits available to Employee under the Employment Agreement as set forth in Schedule 1 hereto in exchange for the execution of this Agreement, which will release all claims which have been or could be made by Employee relative to Employee’s employment with, or termination by, the Company.

1.
Restrictions in Employment Agreement. Notwithstanding anything to the contrary in this Agreement, Employee acknowledges and agrees that the provisions relating to restrictions (the “Restrictions”) with respect to return of property, nondisparagement, confidential information, nonsolicitation and noncompetition contained in the Employment Agreement shall remain in full and force and effect in accordance with the terms of the Employment Agreement. Employee will forfeit any right to receive the payments or benefits described in this Agreement if Employee violates any of the Restrictions; provided that, if the Termination Date occurs on or after the occurrence of a Change in Control (as defined in the Employment Agreement), the equitable remedies set forth in Section 10(f) of the Employment Agreement shall be the only remedies available to the Company.

2.
Post-Employment Cooperation. Following the Termination Date, Employee agrees to cooperate with the Company and its affiliates in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or any of its affiliates which relate to events or occurrences that occurred while Employee was employed by the Company. Employee’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company or any of its affiliates at mutually convenient times. Following the Termination Date, Employee also agrees to cooperate with the Company or any of its affiliates in connection with any investigation or review by any federal, state or local regulatory authority to the extent that such investigation or review relates to events or issues that occurred while Employee was employed by the Company. The Company shall, at the request of Employee, reimburse any reasonable out-of-pocket expenses that Employee incurs in connection with Employee’s performance of Employee’s obligations pursuant to this Paragraph 2. The foregoing obligations shall not apply after a Change in Control.

3.
Consideration of Agreement. Employee represents that: (a) Employee has had sufficient time to consider Employee’s options regarding this Agreement; (b) Employee has been provided with accurate and complete information regarding the benefits that are available to Employee under the terms of this Agreement; (c) Employee has not been subjected to any threats, intimidation, or coercion by the Company in connection with this Agreement; and (d) the terms of this Agreement have been written in a manner that Employee understands.

4.
Not an Admission. This Agreement shall not be construed as an admission by any person or entity that he, she or it has acted wrongfully with respect to Employee or any other person, or that Employee has any claims whatsoever against any person or entity, and the Company specifically disclaims any liability for wrongful acts against Employee or any other person, on the part of itself and its officers, directors, employees or agents.

5.
General Release. Employee hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company and its affiliates, and their officers, directors, partners, members, shareholders, representatives, agents, attorneys, and employees and each of the affiliates, predecessors, successors and assigns, and family members of the aforementioned (collectively, the “Releasees”) from any and all rights, claims, charges, demands, obligations, causes of action, promises, agreements, controversies, liens, damages and liabilities of every kind based upon any past action, omission or event, whether known or unknown, and whether or not in litigation that Employee may have or that could be asserted by another on Employee’s behalf, based on any action, omission or event relating to Employee’s employment with the Company and/or the cessation thereof through the date Employee executes this Agreement. This General Release includes actions claiming violation of Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et seq., the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Equal Pay Act, the Immigration and Reform Control Act, the Uniform Services Employment and Re-Employment Act, the Rehabilitation Act of 1973, and the New York State or City Human Rights Laws, each as amended, or any other federal, state or local law, regulation, ordinance or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between Employee and the Company or any of the Releasees. This General Release also includes any claims for wrongful discharge or that claim of express or implied contract of employment or any other cause of action or claims of violation of common law. This General Release is for any and all relief, without regard to its form or characterization. Included in this General Release are any and all claims for attorneys’ fees and for future damages allegedly arising from the alleged continuation of the effects of any past action, omission or event. Notwithstanding the foregoing, this General Release shall not release the Company from (a) any obligations under this Agreement or the Employment Agreement; (b) any obligations regarding any rights of Employee as a current or former officer, director or employee of the Company or its affiliates to indemnification under the terms of the Employment Agreement, the Company’s bylaws or charter or any insurance policy or other agreement under which Employee is entitled to indemnification or directors’ and officers’ liability coverage; (c) any claims or causes of action that cannot legally be waived, including, but not limited to, any claim for earned but unpaid wages, workers’ compensation benefits, unemployment benefits, and vested 401(k) benefits; and (d) any claims as the holder or beneficial owner of securities (or other rights relating to securities, including equity awards) of the Company or its affiliates. By signing this Agreement, Employee represents that Employee has not commenced or joined in any claim, charge, action or proceeding whatsoever against the Company or any of the Releasees arising out of or relating to any of the matters set forth in this paragraph. Employee further represents that Employee will not be entitled to or accept any personal recovery in any action or proceeding that may be commenced on his behalf arising out of the matters released hereby.

6.	Notification of New Employer. Employee hereby consents to the notification of any new employer of Employee’s rights and obligations under this Agreement or the Employment Agreement.

7.
Legal and Equitable Remedies. Because Employee’s services were personal and unique and because Employee has had access to and has become acquainted with the proprietary information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8.
Entire Agreement. Employee acknowledges and agrees that any prior representations, promises or agreements between Employee and the Company relating to the subject matter of this Agreement are hereby extinguished, that there are no oral or written representations, promises or agreements between the parties other than those set forth in this Agreement, and that this constitutes the entire and only agreement on the subject matters covered in this Agreement. For the avoidance of doubt, this Agreement is not intended to extinguish any provisions of the Employment Agreement.

9.
Severability. Should any provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the validity of the remaining parts, terms or provisions shall not be affected and each remaining part, term or provision shall be legal, valid and enforceable to the fullest extent permitted by law, and any illegal, invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement.

10.
Jurisdiction/Choice of Law/Waiver of Jury Trial. Employee agrees that the provisions of this Agreement shall be construed in accordance with the internal laws of the State of New York, without regard to the conflict of law provisions of any state. Both parties hereby waive any right to a jury trial.

11.
Acknowledgement. By signing this document, in addition to releasing all claims described herein, in accordance with the Older Workers Benefit Protection Act of 1990, Employee is aware of and agrees to the following:

a.	Employee has been advised to consult with an attorney prior to signing this Agreement;

b.	Employee was given at least 21 days to consider the actual terms of this Agreement; Employee understands that Employee must deliver a signed copy of this Agreement to the Company in the care of: [ ];

c.
    Employee understands that Employee may revoke this Agreement within seven calendar days from the date of signing, in which case this Agreement shall be null and void and of no force and effect on the Company or Employee; and

d.
Employee understands that this Agreement shall not become effective or enforceable until the seven-day revocation period has expired. Employee further understands and acknowledges that, to be effective, the revocation must be in writing, delivered to [             ], on or before the seventh calendar day by 5:00 pm after Employee signs this Agreement.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS ARISING OUT OF YOUR EMPLOYMENT.
CAPITAL BANK FINANCIAL CORP.
By:
Name:
Title:
Dated:

I have read this Agreement, and I am fully aware of the legal effects of this Agreement. I have chosen to execute this Agreement freely, without reliance upon any promises or representations made by the Company other than those contained in this Agreement, and I understand that, under the terms of this Agreement, I will receive payments as described in the Employment Agreement, less applicable tax withholdings in accordance with the terms of the Employment Agreement following the date on which this Agreement becomes irrevocable as described above.
EMPLOYEE
Dated:

SCHEDULE 1
SEVERANCE BENEFITS
Accrued Obligations:        $[●] (Base Salary)
$[●] (Unpaid Incentive Payment)
$[●] (Accrued Vacation)
$[●] (Unreimbursed Expenses)
Cash Severance:            $[●]
Welfare Benefits Continuation:    [18][36] months following the Termination Date
Other Benefits:            [To be specified as applicable]